Exhibit 10.1

$20,000,000

TERM LOAN AGREEMENT

dated as of

April 27, 2006

between

Contango Oil & Gas Company,

as Borrower

and

The Royal Bank of Scotland plc,

as Lender

i

Article 5 Affirmative Covenants

5.1	Financial Statements; Other Information	22
5.2	Notices of Material Events	23
5.3	Existence; Conduct of Business	24
5.4	Payment of Obligations	24
5.5	Maintenance of Properties; Insurance	24
5.6	Books and Records; Inspection Rights	24
5.7	Compliance with Laws	25
5.8	Ownership of Sundance and Freeport	25
5.9	Use of Proceeds	25

Article 6 Negative Covenants

6.1	Debt	25
6.2	Liens	25
6.3	Fundamental Changes	26
6.4	Disposition of Assets	26
6.5	Investments	26
6.6	Restricted Payments	26
6.7	Transactions with Affiliates	26
6.8	Restrictive Agreements	27
6.9	Business Acquisitions	27
6.10	Organizational Documents	27
6.11	Nature of Business	27
6.12	Accounting Changes	27
6.13	Working Capital	27
6.14	Freeport Organizational Documents	27

Article 7 Events of Default and Remedies

7.1	Events of Default	28

Article 8 Miscellaneous

8.1	Notices	30
8.2	Amendments; Waivers	31
8.3	Successors and Assigns	31
8.4	Survival	32
8.5	Counterparts	32
8.6	Expenses; Indemnity; Damage Waiver	32
8.7	Severability	33
8.8	Governing Law; Jurisdiction; Consent to Service of Process	33
8.9	WAIVER OF JURY TRIAL	33
8.10	Headings	33
8.11	Confidentiality	33
8.12	Usury Savings Clause	34

ii

8.13	No Oral Agreements	35
8.14	USA Patriot Act	35

EXHIBITS:

Exhibit 1.1	–	Form of Note
Exhibit 2.1	–	Form Request for Advance

iii

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT (this “Agreement”) dated as of April 27, 2006, between CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”), and THE ROYAL BANK OF SCOTLAND PLC, (the “Lender”).

WITNESSETH:

In consideration of the mutual covenants, rights and obligations contained herein, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Eurodollar Rate” means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Contango Oil & Gas Company, a Delaware corporation, and its successors and permitted assigns.

“Business Acquisition” means (i) an Investment by Sundance in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with Sundance or (ii) an acquisition by Sundance of the property and assets of any other Person that constitute substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, or New York, New York, are authorized or required by Law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under its method of accounting, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with its method of accounting.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from Standard & Poor’s Rating Service (“S&P”) and P-1 from Moodys Investor’s Service, Inc. (“Moodys”);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $5,000,000,000;

(f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moodys; and

(g) other securities, instruments, bonds and obligations rated at least AA by S&P or Aa by Moodys.

“Change in Control” means (i) any Person or “group” of Persons (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Kenneth R. Peak shall have (A) acquired, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the combined voting power of all outstanding voting securities of the Borrower or (B) obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) individuals who were directors of the Borrower on the date hereof, and individuals elected as directors by not less than two-thirds of the individuals who were directors of the Borrower on such date, shall cease to constitute a majority of the members of the board of directors of the Borrower, or (iii) Kenneth R. Peak shall cease to be an executive officer of the Borrower or shall otherwise cease to be active in the day to day management of the Borrower’s operations and activities.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means April 27, 2006, or such other date as the Borrower and the Lender shall agree.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contango Entity” means the Borrower or any of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business that are due not more than 90 days from the creation thereof), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) any other items required to be listed as a liability under the Borrower’s method of accounting, other than accounts payable not more than 90 days from date, incurred in the ordinary course of business. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Environmental Laws” means all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Environmental Permits” - any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(d) of the Code or section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article 7.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Freeport” means Freeport LNG Development, L.P., a Delaware limited partnership.

“GAAP” means, subject to the qualifications contained in Section 1.04, generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Indemnified Taxes” means Taxes other than, with respect to the Lender, taxes that are imposed on its overall net income by the United States of America and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Lender is organized or is a resident, or has a fixed place of business or a permanent establishment, or any political subdivision of any of the foregoing, and taxes that are imposed on its overall net income

(and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of its applicable lending office or any political subdivision thereof.

“Independent Engineer” means W. D. Von Gonten & Co. or another independent engineering firm selected by the Borrower.

“Interest Payment Date” means the last day of the Interest Period and, in the case of an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of the Loan, or on the last day of the immediately preceding Interest Period, as applicable, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any Equity Interests of any other Person and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower to any other Person (other than, in the case of the Borrower, to a Subsidiary or, in the case of a Subsidiary, to the Borrower or another such Subsidiary). The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Governmental Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.

“Lender” means The Royal Bank of Scotland plc.

“LIBO Rate” means, with respect to any Interest Period, the rate as calculated by the British Bankers’ Association and obtained through a nationally recognized service such as Dow Jones (Telerate), Reuters or Bloomberg (the “Service”) and including any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market)

at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means all of the loans and advances made by the Lender to the Borrower pursuant to Section 2.1(a).

“Loan Documents” means this Agreement, the Note, the Pledge Agreement and any other agreement entered into in connection with the transactions contemplated by this Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, financial condition or results of operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of the Loan Documents or the validity, perfection, priority or enforceability of the Liens created thereunder.

“Material Debt” means Debt (other than the Loan) of the Borrower in an aggregate principal amount exceeding $1,000,000.

“Maturity Date” means April 27, 2009.

“Maximum Rate” has the meaning set forth in Section 8.12.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“Note” means a note in the form attached hereto as Exhibit 1.1.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“Order” means a binding order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any entity, the articles or certificate of incorporation, bylaws, partnership agreement or membership agreement of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Partnership Agreement” means the that certain Amended and Restated Limited Partnership Agreement dated February 27, 2003, originally executed by and among Freeport LNG GP, Inc., a Delaware corporation, as the general partner, Freeport LNG Investments, LLC, a Delaware limited liability company, and Cheniere LNG, Inc., a Delaware corporation, both as limited partners, creating Freeport, as amended by the First Amendment thereto dated December 19, 2003, and as further amended, modified or supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, made by the Borrower in favor of the Lender.

“Preferred Stock” means any issued and outstanding Perpetual Cumulative Convertible Preferred Stock of the Borrower.

“Price Criteria” means certain price assumptions determined by the Borrower’s then current hydrocarbon borrowing base lending bank utilized by said bank in the determination of borrowing base calculations for senior secured oil and gas loans.

“Producing Reserves” means the Proved Reserves from reservoirs that are currently in production.

“Project Documents” means The Partnership Agreement and all amendments thereto, the Partnership Interest Purchase Agreement dated March 1, 2003, entered into among the Borrower, Sundance and Freeport, the Consent dated March 1, 2003, entered into between Freeport and Sundance pursuant to which Sundance became a partner in Freeport, and any other contracts, amendments, stockholder agreements or other documents or agreements executed in connection therewith.

“Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids, as determined by the Borrower’s Independent Engineer, that geological and engineering data demonstrate with reasonable certainty to be recoverable by the Borrower in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made), as determined in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the Securities and Exchange Commission.

“PV-9 Value” means, with respect to any Oil and Gas Properties, the then present value of the future net revenues attributable to such Oil and Gas Properties as determined by the Independent Engineer and utilizing a 9% discount rate and the Price Criteria of the then relevant Reserve Report under Section 5.1(j), and specifically with respect to the Proved Reserves and the Producing Reserves owned by the Borrower, such value calculated on the basis of the most recent Reserve Report and said Price Criteria.

“Reserve Report” means a report separately stated with respect to (i) all Oil and Gas Properties owned directly or indirectly by the Borrower and its Subsidiaries valued in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission, and (ii) all Oil and Gas Properties owned directly or indirectly by the Borrower and its Subsidiaries valued using the Price Criteria, setting forth, among other things, (A) the PV-9 Value of such Oil and Gas Properties, (B) the Proved Reserves attributable to such Oil and Gas Properties, (C) the Producing Reserves attributable to such Oil and Gas Properties and (D) a projection of the rate of production of the Proved Reserves attributable to such Properties as of the date of such Reserve Report.

“Restricted Payment” means any distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Statutory Reserve Rate” means, at any time, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal in effect at such time (as established by the Board of Governors of the U.S Federal Reserve System) to which the Lender is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (other than Contango Offshore Exploration, LLC and Republic Exploration LLC) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with the Borrower’s method of accounting as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Sundance” means Contango Sundance, Inc., a Delaware corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Loan and the use of the proceeds thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Borrower’s method of accounting, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in its method of accounting or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in its method of accounting or in the application thereof, then such provision shall be interpreted on the basis of its method of accounting as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

LOAN

2.1 The Loan.

(a) Subject to the terms and conditions set forth herein, on the Closing Date the Lender shall make a loan to the Borrower in the principal amount requested by the Borrower up to a maximum of $20,000,000. If less than $20,000,000 is borrowed on the Closing Date, and if no Event of Default has occurred and is continuing hereunder, Borrower shall be entitled to request that additional amounts be advanced to it from time to time in increments of not less than $1,000,000 such that the total Loan outstanding would equal a maximum of $20,000,000. All advances shall require three (3) days prior written notice thereof and shall be made pursuant to a Request for Advance in the form of Exhibit 2.1 hereto. Such additional advances shall be requested and made not later than six (6) months following the Closing Date. If less than $20,000,000 is advanced by Lender hereunder within six (6) months after the Closing Date, the Loan shall be in the maximum amount outstanding on said date and there shall be no further advances hereunder. Amounts prepaid or repaid with respect to the Loan may not be reborrowed. The Lender shall make any advances under the Loan by wire transfer of immediately available funds to the account of the Borrower designated by it for such purpose by written notice to the Lender.

(b) The Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender substantially in the form of Exhibit 1.1. Thereafter, the Loan shall at all times (including after assignment pursuant to Section 8.3) be represented by a Note payable to the order of the payee named therein.

(c) The Lender shall maintain an account evidencing the indebtedness of the Borrower to the Lender resulting from the Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such account shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded therein absent manifest error; provided, however, that the failure of the Lender to maintain any such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

2.2 Repayment of Loan. The Borrower hereby unconditionally promises to pay to the Lender the Loan in full on the Maturity Date.

2.3 Prepayment of Loan; Reduction of Amount of Loan.

(a) The Borrower may, upon three Business Days’ notice to the Lender, prepay the Loan in whole or in part. Any prepayment of principal under this section shall be in the minimum principal amount of $2,000,000.00 and additional intervals of $1,000,000.00 and shall be accompanied by all interest then accrued and unpaid on the principal so repaid together with any amounts due under Section 2.7.

(b) Subject to Section 8.12, if the Loan or any portion thereof is repaid prior to April 27, 2008, then at the time of each such repayment the Borrower shall pay to the Lender a premium equal to the product of (A) 6.5% of the amount so repaid, and (B) a fraction (1) the numerator of which is the number of days between the date of such repayment and April 27, 2008, and (2) the denominator of which is 360.

(c) Subject to Section 8.12, if the Loan is not funded in the full amount on the Closing Date, the Borrower shall pay to the Lender a non-use fee in the amount of 2.5% per annum multiplied by such non-funded amount (2.5% times [$20,000,000 minus the amount funded on the Closing Date]), such fee to be paid upon the earlier of: (i) the second funding of the Loan, or (ii) the date that is six (6) months after the Closing Date.

(d) If the Loan is not fully funded in the amount of $20,000,000 by the date that is six (6) months after the Closing Date, the Loan shall be deemed to be fully funded and any amount not so funded shall be considered to be a prepayment of the Loan for the purposes of Section 2.3(b) above.

2.4 Interest.

(a) The Loan shall bear interest on each day during the related Interest Period at the Adjusted Eurodollar Rate in effect on the first day of such Interest Period plus 6.5%.

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loan.

(c) Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) Not later than 11:00 a.m. on the third Business Day prior to the end of each Interest Period, the Borrower shall specify the duration of the following Interest Period. If the Borrower fails to provide such notice, then the duration of the following Interest Period shall be one month.

2.5 Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or otherwise) prior to 2:00 p.m., Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 101 Park Avenue, New York, New York 10178. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

2.6 Increased Costs. (a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)	impose on the Lender or the London interbank market any other condition materially affecting this Agreement or the Loan;

in each case other than as specified in paragraph (b) below, and the result of any of the foregoing shall be to increase the cost to the Lender of maintaining the Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), in each case by an amount that the Lender reasonably deems to be material, then the Borrower shall pay to the Lender, in accordance with paragraph (c) of this Section 2.6 after the Borrower’s receipt of its written demand accompanied by documentation specifying in reasonable detail the events and circumstances and the applicable Change in Law in support of any such reimbursement request, such additional amount or amounts necessary to compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then from time to time upon submission by the Lender to the Borrower of a written demand therefor accompanied by documentation specifying in reasonable detail the events and circumstances applicable to such reduction and the applicable Change in Law in support of such demand, and the amount demanded pursuant hereto, the Borrower will, within 30 days after receipt of such demand, pay to the Lender such additional amount or amounts necessary to compensate the Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, together with the relevant demand and accompanying documentation, all as specified in paragraph (a) or (b) of this Section 2.6 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor in accordance with this Section; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.7 Break Funding Payments. If the Borrower makes any principal payment other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any prepayment under Section 2.3(a) or 2.3(b)), then the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, continued, converted or prepaid at the Adjusted Eurodollar Rate that would have been applicable to the Loan, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest that would have accrued to the Lender on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank Eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Lender shall submit written demand specifying in reasonable detail the events and circumstances resulting in such payment obligation, together with a certificate as to any amounts payable pursuant to this Section to the Borrower. The Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.8 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified

Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the United States, or of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, it shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) The Lender shall determine if, in its reasonable discretion, it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.8. If it determines that it has received any such refund, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

3.1 Organization. Each Contango Entity (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction in which its business is conducted and (iii) is duly qualified or licensed to conduct business and is in good standing in each such jurisdiction except where any failure to be duly qualified or licensed or in good standing could not reasonably be expected to have a Material Adverse Effect.

3.2 Authority Relative to this Agreement. The Borrower has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary action on the part of the Borrower. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the Borrower and constitute its legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

3.3 No Violation. The Transactions will not:

(a) result in a breach of the Organizational Documents of any Contango Entity;

(b) result in the imposition of any Lien (other than in favor of Lender) on any Contango Entity;

(c) to the knowledge of Borrower, after due inquiry, result in, or constitute an event that would be, a breach, violation or default under any Governmental Approval held by, or relating to the business of any Contango Entity, in each case that could reasonably be expected to have a Material Adverse Effect;

(d) to the knowledge of Borrower, after due inquiry, require any Contango Entity to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect, and (ii) consents, waivers, approvals, exemptions, authorizations, filings, notices and other actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; or

(e) to the knowledge of Borrower, after due inquiry, violate any Law or Order applicable to any Contango Entity or by which its properties or assets may be bound, except where such violation could not reasonably be expected to result in a Material Adverse Effect.

3.4 Financial Condition. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at June 30, 2005, and the related audited consolidated statements of income, cash flows and stockholder’s equity for the fiscal year ended on such date, together with the related notes and schedules thereto, reported on by Grant Thornton LLP, and the unaudited balance sheet and statement of income for the Borrower and its Consolidated Subsidiaries of the quarter ending December 31, 2005, copies of all of which have heretofore been furnished or made available to the Lender, were prepared in accordance with GAAP consistently applied throughout the periods presented and present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended. Neither the Borrower nor any of its Subsidiaries have any material liability or obligation that is not disclosed in the foregoing financial statements or in the notes thereto. Since the date of such financial statements, there has been no development, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.5 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Contango Entity or against any of their respective assets (i) with respect to any of the Loan Documents or any of the Transactions or (ii) that could reasonably be expected to have a Material Adverse Effect.

3.6 No Default. No Contango Entity is in default under or with respect to any agreement to which it is a party that could reasonably be expected to have a Material Adverse Effect. Each Contango Entity is in compliance in all material respects with each covenant applicable to it under the Loan Documents, and no Default has occurred and is continuing or would occur as a result of the execution and delivery of this Agreement and the Loan Documents.

3.7 Ownership of Property; Liens. The Company owns 100% of the outstanding capital stock of Sundance, and Sundance owns 10% of the limited partnership interests of Freeport. Each Contango Entity has good and marketable title to all of its Oil and Gas Properties that are not personal property and good title to all such Oil and Gas Properties that are personal property and material to the Borrower and its Subsidiaries taken as a whole, except for such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Borrower and its Subsidiaries. The Borrower or one of its Subsidiaries is entitled to receive a decimal share of all hydrocarbons produced from, or allocated to, each property described in the most recent Reserve Report equal to not less than the net revenue interest set forth in such Reserve Report. There are no “back-in” or “reversionary” interests held by third parties that could materially reduce the interest of the Borrower and its Subsidiaries in such properties except as provided for in such Reserve Report.

3.8 Intellectual Property. Each Contango Entity owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Contango Entity does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.9 Taxes. Each Contango Entity has filed all material tax returns that, to the knowledge of the Borrower, are required to be filed by it and has paid or caused to be paid all taxes shown on said returns and all assessments, fees and other governmental charges levied upon it or upon any of its property or income that are due and payable, other than such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of the Borrower in accordance with GAAP. To the knowledge of the Borrower, no material tax lien has been filed, and no material claim is being asserted, with respect to any such taxes or assessments, fees or other governmental charges.

3.10 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrower shall furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. The Loan and other transactions contemplated hereunder will not violate the provisions of Regulations T and X.

3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

3.12 Subsidiaries. The Persons listed on Schedule 3.12 constitute all of the Subsidiaries of the Borrower.

3.13 Environmental Matters. Except as set forth on Schedule 3.13, and other than exceptions to any of the following that could not, in the aggregate, reasonably be expected to give rise to a Material Adverse Effect or materially adversely affect the value of the Oil and Gas Properties of any Contango Entity taken as a whole:

(a) Each Contango Entity (i) is, and within the period of all applicable statutes of limitation has been in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any property owned, leased, or otherwise operated by it; and (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and no officer of such Contango Entity has knowledge of any reason why its Environmental Permits will not timely be renewed or any new Environmental Permits will not timely be obtained subject to the conditions and terms that may be applied to them by the relevant Governmental Authorities.

(b) To the knowledge of the Borrower, after due inquiry, Hazardous Substances have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by any Contango Entity or at any other location, which could reasonably be expected to (i) give rise to liability of any Contango Entity under any applicable Environmental Law or (ii) interfere with the continued operations of any Contango Entity.

(c) No judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Contango Entity is, or to the knowledge of the Borrower will be, named as a party is pending or, to the knowledge of the Borrower threatened.

(d) No Contango Entity has received any written request for information, or been notified that it is a potentially responsible party under any Environmental Law, or with respect to any Hazardous Substances.

(e) No Contango Entity has entered into or agreed to any consent decree, order, or settlement, nor is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f) No Contango Entity has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed, contingent or otherwise, under any Environmental Law other than in conformity with standard industry practice.

3.14 No Material Misstatements. All information, reports, financial statements, exhibits and schedules furnished to the Lender by or on behalf of the Borrower in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain any untrue statements of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading. All projections and estimates concerning the Borrower and its Subsidiaries that are or have been made available to the Lender by or on behalf of the Borrower have been prepared based on good faith estimates and based upon assumptions believed by the Borrower to be reasonable in all material respects at the time of such preparation.

3.15 Insurance. Each Contango Entity carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

3.16 Future Commitments. Except as set forth on Schedule 3.16, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Contango Entity (or, in the case of Oil and Gas Properties operated by operators other than a Contango Entity, to the Borrower’s knowledge after reasonable investigation) which would require such Contango Entity to deliver hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.17 Security Documents. The provisions of the Pledge Agreement will be effective to grant to the Lender a legal, valid and enforceable security interest in all of the right, title and interest of the Borrower in the collateral described therein and proceeds thereof and, upon taking delivery of such collateral and filing of UCC-1 Financing Statements with the Secretary of State of the State of Delaware, the Lender shall have a fully perfected first priority lien on, and security interest in, all right, title and interest of the Borrower in such collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

3.18 Investment Company Status. No Contango Entity is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE 4

CONDITIONS

4.1 Effective Date. The obligation of the Lender to make the Loan shall be subject to the satisfaction (or waiver in accordance with Section 8.2) of each of the following conditions:

(a) The Lender shall have received from the Borrower a counterpart of this Agreement signed on behalf of such party (which may include electronic transmission of a signed signature page of this Agreement);

(b) The Borrower shall have executed and delivered to the Lender the Note in the amount, maturity and as otherwise provided for herein;

(c) The Pledge Agreement shall have been executed and delivered to the Lender by the Borrower;

(d) The Lender shall have received all certificates representing the Initial Pledged Equity (as such term is defined in the Pledge Agreement), in each case accompanied by a stock power duly executed by the Borrower in blank;

(e) The Lender shall have received a certificate of a Financial Officer to the effect that (i) the representation and warranties of the Borrower set forth in Article 3 are true and correct as of the Closing Date, (ii) no Default shall exist either before or after giving effect to the Transactions, and (iii) no Material Adverse Effect shall have occurred since December 31, 2005;

(f) The Lender shall have received a legal opinion of Morgan, Lewis & Bockius LLP, counsel for the Borrower, in form and substance satisfactory to the Lender. The Borrower hereby requests such counsel to deliver such opinion;

(g) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of the Borrower and any other legal matters relating to the Borrower, its Subsidiaries, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel;

(h) The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder to the extent that invoices have been provided to the Borrower in advance of the Closing Date;

(i) The Lender shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to Sundance in each location reasonably requested by the Lender and the information disclosed in such reports shall be reasonably satisfactory to the Lender;

(j) The Lender shall have received long form good standing certificates with respect to the Borrower issued by the Secretaries of State of the State of Delaware and the State of Texas and a good standing certificate with respect to Sundance issued by the Secretary of State of Delaware;

(k) The Lender shall have reviewed certificates or binders evidencing the insurance coverage of the Borrower and its Subsidiaries;

(l) The Lender shall have received an executed copy of the fee letter of even date herewith between the Lender and the Borrower; and

(m) The Lender shall have received such other documents and certificates as the Lender or its counsel may reasonably request.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Loan shall have been paid in full, the Borrower covenants and agrees with the Lender as follows:

5.1 Financial Statements; Other Information. The Borrower shall furnish to the Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in reasonable detail, in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, in each case, as of the date indicated;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, in each case as of the date indicated, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1(b) and Section 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become available, notice of the filing of (a) all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and (b) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

(e) promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Borrower obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any liability arising under Environmental Laws in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case in which there is a reasonable likelihood of an adverse decision or determination that could result in a Material Adverse Effect. Such notice shall contain a certificate of an executive officer of such Obligor, setting forth, in reasonable detail, such matter and the actions, if any, that such Obligor is required or proposes to take;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request;

(g) promptly upon receipt thereof, copies of all reports and comment letters from its independent public accountants to the Borrower or any of its Subsidiaries, their respective Boards of Directors (or equivalent governing body) or any committee thereof with respect to the financial statements described in Section 5.1(a);

(h) within 120 days after the end of each fiscal year, the Borrower will make available to the Lender material reasonably satisfactory to the Lender describing all material insurance coverage maintained by the Borrower and its Subsidiaries as of the date of such report;

(i) prior to September 30 of each year, a copy of the Reserve Report prepared in connection with the Borrower’s preparation and filing of its annual report on SEC Form 10-K;

(j) copies of any reserve reports prepared by the Borrower or its Independent Engineer and submitted to the Borrower’s then current hydrocarbon borrowing base lending bank promptly following such submission;

(k) ten days prior to the proposed effective date of any amendments to any of the Project Documents, a copy of said proposed amendment; and

(l) within 10 days of the execution by all parties of any amendment to any of the Project Documents, a copy of said amendment or said Project Document, as amended.

5.2 Notices of Material Events. The Borrower shall furnish to the Lender promptly, and, in any event, within five Business Days, written notice of the following:

(a) the occurrence of any Default of which the Borrower has knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000;

(d) any default by the Borrower under any material contract, together with a description of the nature of such default and any action taken or proposed to be taken with respect to such default; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3 Existence; Conduct of Business. The Borrower shall (i) preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) cause Sundance to preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

5.4 Payment of Obligations. The Borrower shall pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with its method of accounting and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall cause Sundance to pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, including but not limited to any capital contributions requested to be made to Freeport pursuant to the Partnership Agreement or otherwise, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Sundance has set aside on its books adequate reserves with respect thereto in accordance with its method of accounting and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5 Maintenance of Properties; Insurance. The Borrower shall, and shall cause its Subsidiaries to (a) maintain all property material to the conduct of its business in good working order and condition, in accordance with industry practice, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.

5.6 Books and Records; Inspection Rights. The Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Lender shall pay its out-of-pocket expenses incurred with respect to such visits, inspections, examinations, extracts and discussions except during the existence of an Event of Default, in which event the Borrower shall be responsible for such costs reasonably incurred by the Lender.

5.7 Compliance with Laws. The Borrower shall, and shall cause Sundance to, comply with all Laws and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.8 Ownership of Sundance and Freeport. The Borrower shall own 100% of the outstanding Equity Interests of Sundance and shall cause Sundance to own at least 10% of the outstanding limited partnership interests of Freeport.

5.9 Use of Proceeds. The Borrower shall use the proceeds of the Loan for the exploration and development of certain of its Oil and Gas Properties, for further investment in Freeport, further investment in Contango Offshore Exploration, LLC and Republic Exploration LLC, and for other general working capital purposes, and shall not use any of such proceeds for any purpose that would violate any of the regulations of the Board of Governors, including Regulations T, U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until the principal of and interest on the Loan shall have been paid in full, the Borrower covenants and agrees with the Lender as follows:

6.1 Debt.

(a) The Borrower shall not permit Sundance to create, incur, assume or permit to exist any Debt.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries, to create, incur, assume or permit to exist any Debt if as a result of such creation, incurrence, assumption or existence the consolidated Debt of the Borrower and its Subsidiaries, minus the outstanding balance of the Loan, would exceed the lesser of (i) 100% of the PV-9 Value of the Producing Reserves and (ii) 70% of the PV-9 Value of the Proved Reserves.

6.2 Liens. (a) The Borrower shall not create, incur, assume or permit to exist any Lien on its Equity Interests in Sundance.

(b) The Borrower shall not permit Sundance to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by Sundance, or rights in respect of any thereof.

(c) The Borrower may grant first priority Liens on its assets but shall not grant multiple liens thereon to any creditor other than the first lien creditor.

6.3 Fundamental Changes. The Borrower shall not permit Sundance to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with Sundance, or liquidate or dissolve.

6.4 Disposition of Assets. The Borrower shall not dispose of any of its Equity Interests in Sundance and shall not permit Sundance to dispose of any of its properties or assets.

6.5 Investments. The Borrower will not allow Sundance to make an Investment in any other Person, except:

(a) Cash Equivalents;

(b) Investments existing on the date hereof;

(c) Investments consisting of extensions of credit, prepayments, security deposits or similar transactions entered into in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(d) Investments in Freeport.

6.6 Restricted Payments. The Borrower shall not, and shall not permit Sundance to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and make distributions with respect to its Equity Interests payable solely in additional Equity Interests;

(b) any Subsidiary of the Borrower other than Sundance may make a Restricted Payment to the Borrower or any Subsidiary of Borrower other than Sundance; and

(c) if no Default has occurred and is continuing, the Borrower may (i) declare and make distributions with respect to any of its Preferred Stock outstanding on the date the distribution is made, and (ii) repurchase up to a maximum of $500,000 of its Equity Interests made up of common stock during the term hereof.

6.7 Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any holder of 10% or more of its equity securities or any of its Affiliates, except:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties;

(b) any Restricted Payment permitted by Section 6.6 or as otherwise permitted hereunder;

(c) indemnities in favor of any officer of the Borrower pursuant to the Organizational Documents of the Borrower or statutory provisions;

(d) any reasonable employee benefit or compensation plan or arrangement or any reasonable transaction pursuant to an employment contract; or

(e) transactions between or among the Borrower and its Subsidiaries.

6.8 Restrictive Agreements. The Borrower shall not permit Sundance to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Sundance to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions or conditions existing on the date hereof, including, without limitation, any such restrictions contained in any of the Project Documents (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (iii) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.9 Business Acquisitions. The Borrower shall not permit Sundance to make any Business Acquisitions.

6.10 Organizational Documents. The Borrower shall not, and shall not permit Sundance to, amend its Organizational Documents in any manner that would adversely and materially affect the rights of the Lender under this Agreement or its ability to enforce the same.

6.11 Nature of Business. The Borrower shall not permit Sundance to engage in any business other than its ownership of Freeport.

6.12 Accounting Changes. The Borrower shall not change the end of its fiscal year from its current date of June 30th or make any changes in its accounting treatment and reporting practices except as required or permitted in accordance with its method of accounting.

6.13 Working Capital. The Borrower shall not, as at the end of any fiscal quarter, permit the current assets of the Borrower and its Subsidiaries, plus any unused availability for borrowings under other committed term facilities, to be less than the current liabilities of the Borrower and its Subsidiaries.

6.14 Freeport Organizational Documents. The Borrower shall not permit Sundance to consent to any amendment, modification or supplement to the Partnership Agreement or any of the Project Documents that could reasonably be expected to have a detrimental impact on the Collateral (as defined in the Pledge Agreement).

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Loan or any other amount (other than an amount referred to in clause (a) of this Section 7.1) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.5 or in Article 6, and such failure shall continue unremediated for a period of five days;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.1) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest) in respect of any Material Debt, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change of Control shall occur;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that in case of any event with respect to the Borrower described in Section 7.1(h) or Section 7.1(i), the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (ii) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity.

ARTICLE 8

MISCELLANEOUS

8.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to:

Contango Oil & Gas Company

3700 Buffalo Speedway, Suite 960

Houston, TX 77098

Attention: Kenneth R. Peak

Telecopy No.: 713-960-1065

Telephone No.: 713-960-1901

with a copy to:

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, 22nd Floor

Los Angeles, CA 90071

Attention: Richard A. Shortz, Esq.

Telecopy No.: 213-612-2501

Telephone No. 213-612-2526

(ii)	if to the Lender, to:

The Royal Bank of Scotland plc

101 Park Avenue

New York, NY 10178

Attention: Mary Marcucci

Telecopy No.: 212-401-1494

Telephone No. 212-401-1409

with a copy to:

The Royal Bank of Scotland plc

600 Travis, Suite 6500

Houston, Texas 77002

Attention: Scott L. Joyce

Telecopy No.: 713-221-2428

Telephone No. 713-221-2413

and to:

Thomas J. Perich

Andrews Kurth LLP

600 Travis

Suite 4200

Houston, Texas 77002

Telecopy No.: 713-238-7175

Telephone No.: 713-220-4268

(b) Either party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.2 Amendments; Waivers. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.4 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any other amount payable under this Agreement is outstanding and unpaid.

8.5 Counterparts. This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

8.6 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) The Borrower shall and hereby does indemnify the Lender, it Affiliates and the directors, officers, employees, agents and representatives of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substance on or from any real property owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, including any such loss, claim, damage or liability caused by the negligence of any Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after receipt of a request therefor by the Borrower.

8.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.8 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the Law of the State of New York without regard to any choice-of-law provisions that would require the application of the Law of another jurisdiction.

8.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.11 Confidentiality. The Lender shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b) to the extent requested by any regulatory authority;

(c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process;

(d) to any other party to this Agreement;

(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement;

(g) with the consent of the Borrower; or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.12 Usury Savings Clause. The Borrower and the Lender intend to contract in strict compliance with all applicable usury laws from time to time in effect, and no term or provision contained in this Agreement or any other document or instrument now or hereafter executed in connection herewith shall ever create (or ever be construed to create) a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the maximum nonusurious rate of interest that the Lender is permitted to contract for, charge or receive under applicable law and as to which the Borrower could not successfully assert a claim or defense of usury (the “Highest Lawful Rate”). For purposes hereof, “interest” shall include the aggregate of all charges that constitute interest under applicable law that are contracted for, reserved, taken, charged or received under or in connection with this Agreement. If the payment of any amounts due hereunder is accelerated by reason of any election of the Lender resulting from the occurrence of an Event of Default or otherwise, then any consideration constituting interest may never include more than the maximum nonusurious amount permitted by applicable law, and excess interest, if any, provided for in or in connection with this Agreement shall be canceled automatically as of the date of such acceleration, and, if theretofore paid, shall be credited on the principal balance due and the balance thereof, if any, refunded to the Borrower. If the Lender shall collect, charge, contract for or receive moneys that are interest and/or are deemed to constitute interest at a rate in excess of the Highest Lawful Rate, all such sums in excess of the Highest Lawful Rate shall be immediately credited against the outstanding principal balance, and the balance thereof, if any, returned to the Borrower upon such determination. All calculations of the rate of interest contracted for, charged or received hereunder or otherwise that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating and spreading in equal parts during the period of the full stated term of payment obligation all interest at any time contracted for, charged, collected or received by the Lender in connection herewith. The provisions of this Section 8.12 shall control over all provisions of this Agreement that may be in apparent conflict herewith, if any.

8.13 No Oral Agreements. THIS WRITTEN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS TOGETHER CONSTITUTE THE FINAL AGREEMENT OF THE PARTIES IN REGARD TO THE MATTERS DESCRIBED HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

8.14 USA Patriot Act. Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries, and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the Act.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CONTANGO OIL & GAS COMPANY

By:
Kenneth R. Peak
Chairman of the Board, Chief Executive
Officer, Chief Financial Officer, Treasurer and Secretary

LENDER:

THE ROYAL BANK OF SCOTLAND PLC

By:
Scott L. Joyce
Vice President

EXHIBIT 1.1

FORM OF

NOTE

$20,000,000	April [ ], 2006

For value received, CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”), promises to pay to the order of THE ROYAL BANK OF SCOTLAND PLC (the “Lender”), the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement referred to below on the dates and in the amounts specified in such Term Loan Agreement. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Term Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Loan at the rate and on the dates set forth in the Term Loan Agreement. Both principal and interest are payable in same day funds at the office of the Lender set forth in the Term Loan Agreement.

This Note is the note referred to in, and is entitled to the benefits of, the Term Loan Agreement dated as of April [            ], 2006 (as amended, restated, modified, supplemented and in effect from time to time, the “Term Loan Agreement”) between the Borrower and the Lender. The Term Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for restrictions on the payment or collection of interest in excess of the Maximum Rate.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default, acceleration or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

This Note shall be governed by and construed under the laws of the State of [            ] and the applicable laws of the United States of America.

CONTANGO OIL & GAS COMPANY

By:
Name:
Title:

Exhibit 1.1

EXHIBIT 2.1

FORM OF

REQUEST FOR ADVANCE

The Royal Bank of Scotland plc

600 Travis, Suite 6500

Houston, Texas 77002

Attention: Scott L. Joyce

___________, 2006

Dear Sirs:

Reference is made to the Term Loan Agreement dated as of April __, 2006 (as may be further amended and restated, and in effect on the date hereof, the “Loan Agreement”), between Contango Oil & Gas Company, a Delaware corporation, as Borrower, and The Royal Bank of Scotland plc, as Lender. Terms defined in the Loan Agreement are used herein with the same meanings. This notice constitutes a Request for Advance and the Borrower hereby requests an advance under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Principal amount of advance: ________________

(B)	Date of advance (which is a Business Day): ______________

(C)	Interest Period: __________________

(D)	Location and number of Borrower’s account to which proceeds of advance are to be disbursed:

Contango Oil & Gas Company

Guaranty FSB

ABA No. 314-970-664

Account No. 3801723259

For Further Credit To: Contango Oil & Gas Company

Exhibit 2.1

The Borrower hereby represents and warrants that no Event of Default has occurred and is continuing under the Loan Agreement.

Very truly yours,

CONTANGO OIL & GAS COMPANY

By:
Kenneth R. Peak
Chairman of the Board, Chief Executive
Officer, Chief Financial Officer, Treasurer and Secretary

By:
Lesia Bautina
Senior Vice President and Controller

Exhibit 2.1